Exhibit 99.1


 For:                                               From:
EVCI Career Colleges Incorporated                   Gregory FCA Communications
For More Information Contact:                       Analyst Contact:
Dr. Arol I. Buntzman                                David Evanson
Chairman & Chief Executive Officer                  610/642-8253
Dr. John J. McGrath                                 devanson@gregoryfca.com
President
914/787-3500

For Immediate Release


             EVCI Reports Discontinued Operations at ICTS
                                   Subsidiary


Yonkers, New York, October 8, 2002 - The Board of Directors of ICTS, Inc., a wholly owned subsidiary of EVCI Career Colleges Incorporated (Nasdaq: EVCI), recently decided to discontinue ICTS's operations. ICTS was operating five IT training schools.

Frank Gallo, President of ICTS, summarized the history leading up to the Board's decision. "When acquired by EVCI in July 2001, ICTS was losing over $2 million per year. Based, in significant part, on representations and warranties made by the former owners of ICTS, new management believed it could turn ICTS around. As a result of dramatic cost cutting by new management, ICTS had an operating profit for September 2001. Notwithstanding the continuing adverse effects of the attack of September 11th, ICTS had a net profit for the second quarter of 2002. However, by late September, it was apparent that sales targets could not be met for the foreseeable future. After advancing ICTS approximately $2.2 million, EVCI's Board of Directors decided that EVCI would no longer fund ICTS's cash

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deficits. Having no prospects for additional capital and facing the realization that ICTS's financial condition was much worse than initially represented, the ICTS Board felt it had no choice but to discontinue ICTS's operations." Mr. Gallo added that "ICTS's management is exploring ways to permit ICTS's students to complete the courses they were currently taking, including as a part of a disposition of ICTS's schools."

EVCI expects to report a one-time charge for discontinued operations, or approximately $1.5 million, when it reports its third quarter earnings.

                                      # # #

The forward-looking statement in this release regarding the expected $1.5 million charge to EVCI's earnings is based on preliminary unaudited calculations by EVCI's management. Accordingly, the amount could be different after review by EVCI auditors.